CMA Multi-State Municipal Series Trust
Series Number: 14
File Number: 811-05011
CIK Number: 810598
CMA Florida Money Market Fund
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/04/2006	$15,000	MIAMI-DADE CNTY FLA	3.600%	01/18/2007
10/02/2006	15,000	MIAMI DADE CNTY FLA EXPWY	3.530	12/04/2006